Exhibit 99.1

CION INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE

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NEW YORK, NY (July 15, 2020) – On July 15, 2020, the board of directors (the “Board”) of CION Investment Corporation (“CIC”), a CION Investments company, determined to recommence the payment of distributions to shareholders, whether in cash or pursuant to CIC’s distribution reinvestment plan, as amended and restated. As a result, on July 15, 2020, the co-chief executive officers of CIC declared regular monthly cash distributions for August 2020.

The regular monthly cash distributions of $0.04413 per share will be paid on August 26, 2020 to shareholders of record as of August 25, 2020. Shareholders who previously elected to receive distributions in additional shares of CIC common stock pursuant to CIC’s distribution reinvestment plan will be issued additional shares for the August 2020 distributions on August 26, 2020.

Certain Information About Distributions

The determination of the tax attributes of CIC’s distributions is made annually as of the end of CIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CIC may fund its cash distributions to shareholders from any sources of funds available to it, including borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC (“CIM”), which is subject to recoupment.  On January 2, 2018, CIC entered into an expense support and conditional reimbursement agreement with CIM for purposes of, among other things, replacing CION Investment Group, LLC ("CIG") and Apollo Investment Management, L.P. with CIM as the expense support provider pursuant to the terms of the expense support and conditional reimbursement agreement. To date, distributions have not been paid from offering proceeds.  In certain prior periods, if expense support from CIG were not supported, some or all of the distributions may have been a return of capital; however, distributions have not included a return of capital as of the date hereof. CIC has  not established limits on the amount of funds it may use from available sources to make distributions. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CIC's investment performance, and can only be sustained if CIC achieves positive investment performance in future periods and/or CIM continues to provide such expense support. Shareholders should also understand that CIC's future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that CIC will achieve such performance in order to sustain these distributions, or be able to pay distributions at all. CIM has no obligation to provide expense support to CIC in future periods.

ABOUT CION INVESTMENT CORPORATION

CIC is a middle-market loan fund that is structured as a publicly registered, non-traded business development company. CIC offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies. CIC leverages the experience of its adviser – CION Investment Management, LLC, a CION Investments company – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors. For more information, please visit www.cioninvestments.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Report on Form 8-K, which CIC filed with the Securities and Exchange Commission (“SEC”) on  July 15, 2020, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Report on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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